Filed Pursuant to Rule 424(b)(5)

Registration No. 333-292266

AMENDMENT NO. 1 DATED June 25, 2026

To Prospectus Supplement dated January 30, 2026

(To Prospectus dated January 29, 2026)

Up to $50,000

American Depositary Shares

Representing Class A Ordinary Shares

This Amendment No. 1 (the “Amendment”) to the Prospectus Supplement amends and supplements the information in the prospectus, dated January 29, 2026 (the “Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form F-3 (File No. 333-292266) (the “Registration Statement”), as previously supplemented by our prospectus supplement, dated January 30, 2026 (the “Prospectus Supplement,” and together with the Prospectus, the “Prior Prospectus”), relating to the offer and sale of shares of our common stock having an aggregate offering price of up to $12,800,00 pursuant to the terms of a certain Sales Agreement, dated January 30, 2026 (the “Sales Agreement”), with A.G.P./Alliance Global Partners (“A.G.P.” or the “Sales Agent”). This Amendment should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

As of the date of this Amendment, the aggregate market value of our outstanding Class A ordinary shares, par value US$0.00001 per share (the “Class A Ordinary Shares”), held by non-affiliates is approximately $15,232,778.40 which is calculated based on 580,296,320 Class A Ordinary Shares held by non-affiliates (representing approximately 14,507,408 ADSs), a price of $1.05 per ADS as of May 4, 2026, which was the highest closing sale price of the ADSs on Nasdaq within the prior 60 days of this Amendment, and the ADS-to-Class A Ordinary Share ratio of 40 Class A Ordinary Shares per ADS. For purposes of this calculation, we have excluded our outstanding Class B Ordinary Shares, par value 0.00001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”), which are not publicly traded and are held by our founders and other affiliates, as further described in the Prior Prospectus. For a description of our dual-class share structure and the voting control of our founders and other affiliates, see “Description of Share Capital” in the Prospectus Supplement. During the 12 calendar months prior to and including the date of this Amendment, we have sold an aggregate of 22,000 ADSs and raised approximately $25,018 in gross proceeds in accordance with the terms of the Sales Agreement. As a result, pursuant to General Instruction I.B.5 to Form F-3 and in accordance with the terms of the Sales Agreement, this Amendment fixes the size of the continuous offering to up to $50,000 of ADSs from time to time through or to the Sales Agent through this Amendment and the Prior Prospectus as of the date hereof

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, and have elected to comply with certain reduced public company reporting requirements.

We are a Cayman Islands holding company and conduct substantially all of our operations through subsidiaries in the People’s Republic of China (the “PRC”) and other jurisdictions. As a result, we are subject to risks related to doing business in the PRC, including regulatory oversight by PRC authorities and the risk that the ADSs could be prohibited from trading under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely our auditor.

Investing in the ADSs involves a high degree of risk. See the “Risk Factors” section beginning on page S-5 of the Prospectus Supplement and page 3 of the Prospectus, as well as our other filings that are incorporated by reference into the Prospectus Supplement and the Prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Amendment or the Prior Prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

This prospectus supplement is dated June 25, 2026